Exhibit 3.1

CERTIFICATE OF VALIDATION

OF

NANOVIBRONIX, INC.

Pursuant to Section 204 of the

General Corporation Law of the State of Delaware

NanoVibronix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.       The defective corporate acts that are the subject of this Certificate of Validation are the issuances of shares of the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) on the dates set forth on Exhibit A attached hereto in excess of the number of shares of Common Stock then authorized to be issued (the “Stock Issuances”). The number and type of shares of putative stock issued in connection with the Stock Issuances and the date or dates upon which such putative shares were purported to have been issued are as set forth on Exhibit A attached hereto.

2.       The nature of the failure of authorization in respect of each of the Stock Issuances was the failure of an amendment to the Corporation’s Amended and Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to have been duly approved and adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) and to have been filed with the Secretary of State and to have become effective prior to the issuance of such shares.

3.       The Stock Issuances were duly ratified in accordance with Section 204 of the General Corporation Law pursuant to resolutions of the Board of Directors of the Corporation adopted on February 19, 2021 and by the stockholders of the Corporation at the Corporation’s Special Meeting of Stockholders held on May 6, 2021.

4.       No certificate was previously filed under Section 103 of the General Corporation Law in respect of the Stock Issuances. A certificate containing all of the information required to be included under Section 242 of the General Corporation Law to give effect to the Stock Issuances is attached hereto as Exhibit B. Such certificate shall be deemed to have become effective as of 8:00 a.m., Eastern time, on December 4, 2020.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Validation to be executed by its duly authorized officer as of this 6th day of May, 2021.

NANOVIBRONIX, INC.

By:	/s/ Stephen Brown
Name:	Stephen Brown
Title:	Chief Financial Officer

EXHIBIT A

Date of Issuance	Number of Shares of Common Stock Issued

December 4, 2020	246,523
December 15, 2020	700,000
December 17, 2020	300,000
January 12, 2021	764,286
January 22, 2021	892,858
January 22, 2021	1,205,968
Overissued	4,109,635

EXHIBIT B

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED CERTIFICATE

OF INCORPORATION OF

NANOVIBRONIX, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NanoVibronix, Inc., a corporation organized under and existing by virtue of the General Corporation Law of the State of Delaware (“DGCL”), DOES HEREBY CERTIFY:

1. The name of the corporation is NanoVibronix, Inc. (the “Corporation”).

2. The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was October 20, 2003.

3. “FOURTH: A” of the Amended and Restated Certificate of Incorporation, as previously amended, is hereby amended to read as follows:

“FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is thirty-five million one hundred nine thousand six hundred thirty-five (35,109,635), consisting of twenty-four million one hundred nine thousand six hundred thirty-five (24,109,635) shares of Common Stock, par value $0.001 per share (the “Common Stock”), and eleven million (11,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”

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